Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $0.07 SEMI-ANNUAL CASH DIVIDEND

Newport Beach, CA – March 11, 2013 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.07 per share. The dividend will be distributed on April 19, 2013 to shareholders of record as of April 5, 2013.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to declare this dividend, which continues our 19 year history of providing such returns to our shareholders. This semi-annual dividend represents a 40% increase over the $0.05 payment distributed during the first half of 2012 and follows the $0.10 per share special dividend that was paid during December 2012. This increase in the normal semi-annual payment reflects both our excellent 2012 financial performance and the confidence that management and the Board of Directors have in the Company’s future. We appreciate our investors’ continued support as we pursue profitable growth in the crop protection and public health markets worldwide.”

Historical Semi-Annual Cash Dividends

Year	April	October	Total
2013	$0.070
2012	$0.050	$0.070	$0.120
2011	$0.030	$0.050	$0.080
2010	$0.010	$0.020	$0.030
2009	$0.050	$0.010	$0.060
2008	$0.050	$0.030	$0.080

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

Contact Information:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com